Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY SUSPENDS DIVIDEND

Troy, Michigan – March 1, 2007, Handleman Company (NYSE: HDL), www.handleman.com, today announced that it has suspended its quarterly cash dividend of $.08 per share on common stock in connection with amending its credit agreement. The Company will redirect its cash flow to reduce outstanding debt, which increased as a result of several investments that diversify the Company’s products and customer base.

“At this time it is prudent for us to protect our balance sheet and preserve our cash for the execution of our business plan,” commented Stephen Strome, Handleman’s Chairman and Chief Executive Officer. “We are in the process of expanding the Company’s category management, distribution and in-store service operations in the United Kingdom to accommodate new customers and products, and are undertaking other activities to improve our performance and streamline our operations.”

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About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories. Its customers include leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Handleman Company Contact:

Greg Mize

Vice President, Investor Relations

(248) 362-4400, Ext. 211